  EXHIBIT 10.18

ASSIGNMENT OF FARMOUT AGREEMENT

THIS Assignment of Farmout Agreement (“Assignment”) is entered into on November 15, 2017, but to be effective as of October 1, 2017 (“Effective Date”) by and among Founders Oil & Gas, LLC (“Founders”) and Hudspeth Oil Corporation (“Hudspeth”), Torchlight Energy Resources (“Torchlight”) and Wolfbone Investments, LLC (“Wolfbone”) (Hudspeth, Torchlight and Wolfbone, collectively “Partners”) and Pandora Energy, LP (“Pandora”)( Pandora is a Party to this Assignment only as to Section 1.2). The companies named above and their respective successors and assigns (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Hudspeth, Pandora and Founders have previously entered into Farmout Agreement dated September 23, 2015 (“Original Farmout Agreement”), a copy of which is attached hereto as Exhibit “A” and made a part hereof. The capitalized terms contained in the Original Farmout Agreement shall have the same meaning in this Assignment unless they are otherwise defined in this Assignment.

WHEREAS, in the Original Farmout Agreement, Hudspeth, Pandora and Founders agreed, among other things, that in consideration for Founders paying specified amounts and drilling a number of wells, Hudspeth and Pandora would assign to Founders an undivided 50% working interests and a 37.5% net revenue interests in the Oil and Gas Leases on the terms and conditions set forth therein;

WHEREAS, Founders has met its obligations through the Effective Date under the Original Farmout Agreement and in doing so has spent approximately $9,588,000;

WHEREAS, Founders desires to assign certain of its rights and its remaining obligations under the Original Farmout Agreement to Partners and Partners desires to acquire such rights and assume such obligations; and

WHEREAS, some of the Oil and Gas leases, generally known as the General Land Offices leases described in the Farmout Agreement have terminated and the remaining Oil and Gas leases generally known as the University Lands leases described on Exhibit B, attached hereto and made a part hereof, and only such University Land Board Leases shall be subject to this Assignment (“Remaining Leases”) and in this Assignment the expression “Farmout Lands” shall refer only to the lands and Hydrocarbons covered by the Remaining Leases.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars and 00/100 ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, together with the mutual covenants, conditions and obligations contained herein, the Parties agree as follows:

I.           ASSIGNMENT, ASSUMPTION and RELEASE

1.1
Assignment

A.
Founders does hereby grant, assign and transfer unto Partners all of its right, title and interest, except as provided in paragraph B, below in and to the Original Farmout Agreement and the Remaining Leases subject to the terms and provisions of III, below (“Assigned Interest”).

B.
Founders shall retain an undivided 9.5% of 8/8ths working interest and a 9.5% of 75% of 8/8ths net revenue interest (collectively, “Retained Interest”) in and to the Remaining Leases. The Retained Interest shall be “carried” by Partners as follows:

1.
Partners shall pay (a) all Carry Costs on all wells drilled on the Remaining Leases and (b) all other costs and expenses, including land costs such as bonuses, delay rentals and brokerage, relating to or arising out of the Remaining Leases until such time as Partners has paid $40,500,000 in total costs (“Founders’ Carry”).

2.
Partners shall provide to Founders on a regular basis its plans relating to its future compliance with Drilling and Development Agreement No. 2837 between the General Land Office of the State of Texas and Founders Oil & Gas Operating, LLC (“Development Agreement”) If at any time prior to the satisfaction of Founders’ Carry, Partners elects (a) not to continue meeting the continuous drilling schedule under the Development Agreement or (b) not to otherwise comply with the Development Agreement or (c) not to comply with the terms of all of the Remaining Leases, Partners shall notify Founders in writing at least 90 days before such well must be commenced or action or inaction taken to avoid otherwise failing to comply with the Development Agreement or failing to comply with such Remaining Leases and, at the request of Founders, Partners shall immediately reassign to Founders the Assigned Interest and use good faith efforts to have Founders Oil & Gas Operating, LLC appointed as operator under the Operating Agreement, or in the case of (c) at the request of Founders, Partners shall immediately reassign to Founders the Assigned Interest in such Remaining Leases. If, however, Founders elects not to proceed with its obligations under the Development Agreement, then Founders shall give at least 60 days written notice in advance of any deadline to Partners, so that Partners may endeavor to find another farmee. In such case, Founders will assign the Remaining Leases to Partners, or to their farmee; provided that, Founders shall retain its interest in any wells drilled prior to such assignment and the sections upon which they are located.

3.
After Partners has satisfied the Founders’ Carry on the Remaining Leases, Founders will be responsible for its entire proportional share of expenses related to its Retained Interest, and the Parties will operate under the terms of the Operating Agreement and the Remaining Leases.

1.2
Assumption, Substitution and Vesting

A.
Partners do hereby assume and agree to pay, perform and to be responsible for all obligations of Founders under the Original Farmout Agreement.

B.
Hudspeth and Pandora do hereby agree to the complete substitution of Partners for Founders as the “Farmee” party to the Original Farmout Agreement and do hereby release and discharge Founders from all of its obligations and responsibilities under the Original Farmout Agreement. Hudspeth and Pandora agree that their execution of this Assignment shall constitute their prior written consent for purposes of Section 9.5 of the Original Farmout Agreement.

C.
Hudspeth and Pandora confirm that as of the Effective Date, Founders has fully and properly complied with all of its obligations under the Original Farmout Agreement accruing as of such date.

D.
Hudspeth and Pandora do hereby agree that Founders is fully vested with the Retained Interest and the Retained Interest is no longer subject to the Original Farmout Agreement.

E.
Partners, Hudspeth and Pandora agree that they will not terminate, allow to lapse or amend the Original Farmout Agreement without the prior written consent of Founders.

F.
Hudspeth and Pandora agree if they are reassigned the Assigned Interest by virtue of Early Termination under Section 3.2 of the Original Farmout Agreement or are reassigned the Assigned Interest by virtue of failure of performance under Section 3.5(B) of the Original Farmout Agreement or otherwise reassigned the Assigned Interest, the Founders’ Carry will continue to burden and encumber the Assigned Interest after such reassignment and will continue until satisfaction and all owners of the Assigned Interest subsequent to such reassignment shall pay and be responsible for the Founders’ Carry as if such Assigned Interest had been assigned as provided in Section 3.2. For the elimination of any doubt, nothing in this Section shall enlarge Founders’ Carry beyond the Retained Interest.

G.
The Original Farmout Agreement shall in all respects remain in full force and effect and this Assignment shall not constitute an amendment thereto except to the extent otherwise provided in this Assignment.

1.3
Allocation of Revenues and Expenses

A.
All revenues, proceeds, income, costs and expenses paid prior to the Effective Date relating to the Assigned Interest shall be allocated to Founders and all revenues, proceeds, income, costs and expenses paid on or after the Effective Date relating to the Assigned Interest shall be allocated to Partners.

B.
To the extent Founders has spent as of the date hereof an amount greater than $9,500,000 relating to activities and commitments under the Original Farmout Agreement, Partners will reimburse Founders for such greater amount up to $100,000 within 30 days of the signing of this Assignment.

II.          TITLE AND ENCUMBRANCES

2.1
Founders Makes No Warranty of Title. Founders does not represent or warrant title to the Farmout Lands, but represents that:

A.
except for the Encumbrances, it has not granted any Mineral Interests (or the right to earn any Mineral Interests) in the Farmout Lands, whereby a third party may acquire any portion of Founders’ Mineral Interests in the Farmout Lands;

B.
it is not aware of any act or omission whereby Founders is (or would be) in default under the terms of the Remaining Leases and it has not received, or otherwise become aware of, any notice of default for the Farmout Lands that has not been remedied;

C.
the Farmout Lands are as of the date hereof free and clear of all liens, charges, encumbrances, demands and adverse claims or other burdens created by, through or under Founders, other than the Encumbrances; and

D.
as of the date hereof, none of the Mineral Interests of Founders in the Farmout Lands is subject to any preferential, pre-emptive or first purchase rights created by through or under Founders that become operative by virtue of this Assignment or the transactions to be effected by it.

2.2
Maintaining Title - Carrying Phase.

A.
During the period that Partners has the obligation to carry Founders under Section 1.1 B (the “Carry Period”),

(1)
Partners will not grant any Mineral Interests in the Farmout Lands and will not do or cause to be done any act or omission whereby the Farmout Lands become encumbered, terminated or forfeited except with the prior written consent of Founders, not to be unreasonably withheld or delayed; and

(2)
Partners will not enter into any joint operating agreement or other material agreement affecting the Farmout Lands without the prior written consent of Founders, not to be unreasonably withheld or delayed;

B.
If, prior to the end of the Carry Period, the payment of an extension, renewal, bonus, security, penalty or compensatory royalty is required to maintain in good standing any portion of the Farmout Lands, which obligation accrues after the date of this Assignment, Partners may elect to either pay such amount or fail to pay such amount, but if it elects to pay such amount it shall pay the entire amount and such amount shall count against the Founders’ Carry. Notwithstanding the foregoing, nothing herein shall require Partners to obtain extensions or renewals of the Remaining Leases.

III.         ASSIGNMENT TO PARTNERS

3.1
Assignment of Farmout Lands. Concurrently with the signing of this Assignment, Founders shall execute, acknowledge and deliver to Partners the assignment attached hereto as Schedule “C”. Such assignment shall convey to Partners title to Assigned Interest in the Remaining Leases except the Retained Interest and the Parties shall take such other actions as are necessary to effect the transfer to Partners of such interest with all applicable Governmental Entities. In the event the Assigned Interests include state, federal or Indian leases, such assignment may assign operating rights (in lieu of record title) as may be necessary or desirable under applicable regulations.

3.2
Limitation on Assignment. Partners shall not assign the Assigned Interest or any portion thereof without the prior written consent of Founders, which consent may or may not be given at Founders’ sole discretion, and in any permitted assignment of the Assigned Interest, the assignee shall specifically assume the obligations of Partners to Founders under this Assignment and the parties shall expressly provide that the obligations of Partners to Founders under this Assignment are covenants that touch and run with the land. Any assignment not receiving the consent of Founders shall be void.

3.3
Subject to Participation Agreement Provisions. Partners will bear its proportionate share of the McCabe Back-In granted by Article III of the Participation Agreement and will make all assignments provided for in the same.

IV.         INFORMATION TO PARTNERS

4.1
Founders and Partners to Supply Information. As long as Founders Oil & Gas Operating, LLC is the operator under the Operating Agreements, Founders shall supply to Partners a full set of all geologic, seismic and engineering data related to the Remaining Leases. As long as Partners or any of them is the operator under the Operating Agreements, Partners shall supply to Founders a full set of all geologic, seismic and engineering data related to the Remaining Leases.

V.           OPERATIONS

5.1
Founders A 25 Well

A.
University Founders A 25 Well. On behalf of Partners, Founders will cause Founders Oil & Gas Operating, LLC (“Operating Company”) to take such actions in accordance with the applicable Operating Agreement as are reasonably necessary to spud the University Founders A 25 Well (the “Well”) on or before December 1, 2017 including preparation of roads and location and consummation of the drilling contract. Operating Company shall cash call Partners in accordance with paragraph S of Article XVI of the Operating Agreement for all of the estimated costs and expenses relating to the drilling and subsequent operations on such well. Notwithstanding the terms of such paragraph S, Partners shall pay such call within 14 days of receipt.

B.
Direction and Indemnity In conducting operation on the Well after spudding such well, as long as Operating Company is Operator, Founders will cause Operating Company to follow the unanimous direction of Torchlight, McCabe Petroleum Corporation and Greg McCabe in the drilling and subsequent operations on the Well. At the request of Partners, Founders will cause Operating Company to resign as Operator and Founders will vote its Retained Interest to elect such new Operator as directed by Partners. Additionally, at the request of Partners, Operating Company will resign from the Operating Committee, Founders will maintain its two seats and Partners may name a replacement for Operating Company. Partners hereby agree to release, indemnify and hold harmless Operating Company and Founders and their directors, officer, employees representatives, agents, contractors and subcontractors (collectively, “Founders Indemnitees”) from and against any and all claims, obligations, damages, liabilities, losses and causes of action (including costs of litigation and attorneys’ fees), fines and penalties (collectively, “Claims”) arising out or related to the drilling of and subsequent operations on the Well EVEN IF SUCH CLAIMS ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, GROSS, JOINT, OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE FOUNDER INDEMNITEES.

5.2
University Lands. The Development Agreement shall remain in place and Partners shall be responsible and pay any transfer fees or consents costs arising out such agreement and the various transactions contemplated in this Assignment.

VI.         GOVERNING LAW / DISPUTE RESOLUTION

6.1
Governing Law. This Assignment and the relationship of the Parties hereto shall be interpreted and construed in accordance with the laws of the State of Texas.

6.2
Dispute Resolution. If any dispute, controversy or claim arises under or in connection with this Assignment (a "Dispute"), the applicable provisions in the Joint Operating Agreement shall govern the resolution of the Dispute.

6.3
Confidentiality Regarding Disputes. All negotiations, mediation and arbitration relating to a Dispute are confidential and neither their existence nor their content may be disclosed by the Parties, their employees, officers, directors, counsel, consultants and expert witnesses.

VII.        GENERAL / MISCELLANEOUS

7.1
Further Assurances. From time to time, as and when reasonably requested by a Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further and other actions to implement or give effect to this Assignment.

7.2
Waiver. No waiver by a Party hereto of any breach of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that Party unless the same be expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

7.3
Entire Agreement. This Assignment supersedes any and all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter hereof, other than the Original Farmout Agreement and the Operating Agreements, and any amendments thereto and expresses the entire agreement of the Parties with respect to the subject matter hereof.

7.4
Amendment. No amendment or variation of the provisions of this Assignment shall be binding upon any Party unless it is in writing executed by the Parties.

7.5
Severability. If any provision of this Assignment is deemed or determined to be void, voidable or unenforceable, in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Assignment and such void, voidable or unenforceable provision shall be severable from this Assignment.

7.6
No Partnership. Nothing contained in this Assignment shall be construed as creating a partnership or similar association.

7.7
Waiver of Consequential Damages. EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTY FROM SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO OR DELAY IN PROFIT, REVENUE OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS ASSIGNMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH DAMAGE WAIVER IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.

7.8
Execution of Memorandum. The Parties agree to execute a Memorandum of Assignment to be filed against the Farmout Lands to evidence the Parties respective rights and obligations under this Assignment.

7.9
Covenants. The Parties agree that the covenants in this Agreement touch, relate to and pertain to the Farmout Lands and therefore constitute covenants that run with the land.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have executed this Assignment effective as of the Effective Date.

Founders Oil & Gas, LLC

By:	/s/ Brian M. Sirgo
Brian M. Sirgo, President

Hudspeth Oil Corporation

By:	/s/ John A. Brda
Name: John A. Brda
Title: President

Torchlight Energy Resources

By:	/s/ John A. Brda
Name: John A. Brda
Title: CEO

Wolfbone Investments, LLC

By:	/s/ Greg McCabe
Greg McCabe, President

Pandora Energy, LP

By:	/s/ R. Kenneth Dulin
Name: R. Kenneth Dulin
Title: General Partner